                                                                     EXHIBIT 2.3



                                AGREEMENT OF SALE


    This AGREEMENT OF SALE is made and entered into this 24th day of November, 1997, by and between SOUTHFORK GROWTH & INCOME FUND - KANSAS CITY, LTD. (the "Seller"), a Texas limited partnership, having its principal office at 750 North St. Paul, Suite 200, Dallas, Texas 75201, and SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP (the "Purchaser"), a Michigan limited partnership having its principal office at 31700 Middlebelt, Suite 145, Farmington Hills, Michigan 48334, or its designee or assignee.

                                R E C I T A L S:

    A. Seller is the owner of parcels of real property (the "Land") located in the City of Belton, Cass County, Missouri, containing 482 developed manufactured home sites on approximately 80 acres, commonly known as Southfork Mobile Home Park, as more fully described in Exhibit "A" attached hereto and made a part hereof, together with the buildings, structures, improvements and manufactured home sites on, above or below the Land, and all fixtures attached to, a part of or used in connection with the improvements, structures, buildings and manufactured home sites, and the parking, facilities, walkways, ramps and other appurtenances relating to the Land (collectively the "Improvements").

    B. Seller is the owner of all machinery, equipment, goods, vehicles, manufactured homes and other personal property (collectively the "Personal Property") described in Exhibit "B" attached hereto and made a part hereof, which is located at or useable in connection with the ownership or operation of the Land and Improvements.

    C. The Land, the Improvements, and the Personal Property, together with all of Seller's right, title and interest in and to all licenses, permits and franchises issued with respect to the use, occupancy, maintenance or operation of the Land and Improvements, all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining the Land to the center line thereof, all easements appurtenant to the Land, including, but not limited to, privileges or rights of way over adjoining premises inuring to the benefit of the Land, or the fee owner thereof, and all rights of use, air, mineral and subsurface rights, servitudes, licenses, tenements, hereditaments and appurtenances now or hereafter belonging to the foregoing are hereinafter sometimes collectively referred to as the "Project".

    D. Seller desires to sell the Project to Purchaser, and Purchaser desires to purchase the Project from Seller, all upon the terms and subject to the conditions hereinafter set forth.

    NOW, THEREFORE, for and in consideration of the premises, and the mutual promises hereinafter set forth, and the purchase monies to be paid by Purchaser to Seller, IT IS HEREBY AGREED:

    1. AGREEMENT TO SELL.

    1.1 Seller hereby agrees to sell the Project to Purchaser, and Purchaser hereby agrees to purchase the Project from Seller, in accordance with the terms and subject to the conditions hereinafter set forth.

    2. PURCHASE PRICE AND PAYMENT THEREOF.

    2.1 The aggregate purchase price (the "Purchase Price") for the Project is the sum of Ten Million Two Hundred Fifty Thousand Dollars ($10,250,000.00). The Purchase Price, adjusted as provided in Section 8 of this Agreement, shall be payable by Purchaser to Seller on the Closing Date (as herein defined) by certified or cashier's check or wire transfer of immediately available funds to Seller's designated financial institution.

    2.2 The Purchase Price shall be allocated among the Land, Improvements and Personal Property in accordance with the schedule attached hereto as Exhibit "C" and made a part hereof by this reference.

    3. PERMITTED EXCEPTIONS.

    3.1 The Project shall be sold and conveyed to Purchaser subject only to the following matters (the "Permitted Exceptions"):

         (a) Those liens, encumbrances, easements and other matters set forth on Schedule B-2 of the Commitment to be delivered pursuant to Section 4.1 hereof which the Purchaser does not designate as Title Defects pursuant to
    Section 5.1 hereof;

         (b) The rights of parties in occupancy of all or any portion of the Land and Improvements under leases, subleases or other written agreements, to the extent set forth and described in the current Rent Roll (the "Rent Roll") attached hereto as Exhibit "D", as the same shall be updated to the Closing Date; and

         (c) All presently existing and future liens for unpaid real estate taxes, assessments for public improvements installed after the Closing Date, and water and sewer charges and rents, subject to adjustment thereof as hereinafter provided.

    4. EVIDENCE OF TITLE; SURVEY; LIEN SEARCHES.

    4.1 Within ten (10) days after the date hereof, Seller shall furnish Purchaser with a commitment (the "Commitment") for an A.L.T.A. Form B Owner's Policy of Title Insurance, without standard exceptions, issued by a nationally recognized title insurance company reasonably acceptable to Purchaser (the "Title Company"), along with copies of all instruments described in Schedule B of the Commitment, in the amount of the Purchase Price, and showing marketable and insurable title in the Seller subject only to: (a) the Permitted Exceptions; and (b) such other title exceptions pertaining to liens or encumbrances of a definite or ascertainable amount which may be removed by the payment of money at the Closing, and which the Seller has the right to remove and shall cause to be removed at or prior to Closing (the "Removable Liens"). At Closing, the Seller shall cause to be provided to Purchaser, at Seller's expense, a policy of title insurance issued pursuant to the Commitment, insuring the interest in the Project being acquired by Purchaser without the "standard exceptions" and containing such additional endorsements as Purchaser shall reasonably request.

    4.2 Within fifteen (15) days after the date hereof, Seller shall furnish Purchaser with a current ALTA "as built" survey (the "Survey") of the Project prepared by Smith-Roberts and Associates, Inc., certified to the Purchaser, the Title Company, and any other parties designated by Purchaser, using substantially the form attached as Exhibit "E" hereto. The Survey shall show the legal description of the Land, the total acreage of each parcel comprising the Land, all structures and improvements located thereon (other than manufactured homes), all boundaries, courses and dimensions, set-back lines, easements and rights of way (including any recording references), the location of all highways, streets and roads upon or adjacent to the Land, and the location of all utility lines and connections with such utility lines. The Survey shall be sufficient for removal of the standard survey exception from the policy of title insurance to be issued pursuant to the Commitment and shall not reveal any of the following: (i) encroachments on the Project or any portion thereof from any adjacent property, (ii) the encroachment of the Project, or any portion thereof, on any adjacent property, or (iii) any violation by any portion of the Project of any recorded building liens, restrictive covenants or easements affecting the Project. The Survey shall be in form and content acceptable to Purchaser and its lenders.

    4.3 Prior to the Closing Date, the Seller shall deliver to Purchaser Uniform Commercial Code financing statement and tax lien searches with respect to the Seller from the State of Missouri, the County of Cass, Missouri, and the State of Seller's principal office, if not Missouri, dated within ten (10) days prior to the Closing, showing no security interests, pledges, liens, claims or encumbrances in or affecting the Project, including the Personal Property, except for security interests of a definite or ascertainable amount which may be removed by the payment of money at Closing and which the Seller has a right to, and does remove at Closing.

    5. TITLE OBJECTIONS.

    5.1 If the Commitment or Survey discloses exceptions which are not acceptable to Purchaser, in its sole discretion, other than the Removable Liens, Purchaser may notify Seller in writing of its objections to such exceptions (the "Title Defects"), and Seller may elect to cure any such Title Defects. If Purchaser objects to any exception disclosed on the Commitment or Survey, such exception shall not be treated as a Permitted Exception hereunder. If Seller fails to have the Title Defects deleted from the Commitment or Survey, as the case may be, or discharged within ten (10) days after receipt of notice from Purchaser (or such longer time period designated by Purchaser) or to remove the Removable Liens at or prior to Closing as required herein, Purchaser may: (a) terminate this Agreement by delivery of written notice to Seller, whereupon the Deposit, as herein defined, shall be returned immediately to Purchaser, and neither Seller nor Purchaser shall have any further duties or obligations under this Agreement; or (b) elect to take title as it then is. If Seller causes such Title Defects to be deleted from the Commitment, the Closing shall be held within seven (7) days after delivery of the revised Commitment and Survey or on the Closing Date specified in Section 18 hereof, whichever is later.

    6. INFORMATION AND ACCESS TO PROJECT.

    6.1 Within five (5) days after the complete execution hereof, Seller shall deliver to Purchaser, or make available at the office of the Project, and thereafter Purchaser shall have access to, the following:

         (a) Copies of all leases, subleases, occupancy and tenancy agreements, and written commitments to lease currently in effect and covering any portion of the Project (the "Tenant Leases"); all collection and credit reports pertaining to the Tenant Leases; the monthly management and operating reports customarily prepared by or on behalf of Seller for the last twelve (12) calendar months; and the Project's operating budget for the current year;

         (b) Copies of all equipment leases, service, utility, supply, maintenance, concession and employment contracts, agreements, and other continuing contractual obligations (collectively the "Project Contracts") affecting the ownership or operation of the Project;

         (c) Annual statements of the results of the operation of the Project for each of the last three (3) full calendar years, and copies of federal tax returns for Seller covering Seller's last three (3) fiscal years;

         (d) Architectural drawings, plans and specifications and site plans for the Project, to the extent available;

         (e) Copies of all written notices of any zoning, safety, building, fire, environmental, health code or other violation relating to the Project and not cured prior to the date hereof;

         (f) Copies of Seller's organizational documents; and

         (g) All other financial data, operating data, contracts, leases, instruments, invoices and other writings relating to the Project in Seller's possession which Purchaser may reasonably request, which may include, without limitation, tax bills and correspondence with the tax assessor for the past two (2) years, rent rolls for the past two years, information concerning capital improvements installed by the Seller, information concerning historical rent increases imposed by Seller, a list of recurring services not furnished to the Project through the Project Contracts, information concerning any pending or threatened litigation, utility bills for the past two (2) years, insurance policies and information regarding insurance claims, certificates of occupancy, existing environmental reports, appraisals and market studies, and the organizational documents of the Project's homeowners association, if organized, and any agreements between the Seller and such homeowners association.

    6.2 Within twenty-one (21) days after the date hereof, Purchaser shall obtain, at Seller's expense, a "Phase 1" environmental audit (the "Environmental Audit") of the Project, including the Land and Improvements, dated subsequent to the date hereof and addressed to the Purchaser and its designated lenders, conducted by an independent environmental investigation and testing firm reasonably approved by Purchaser, in form and content acceptable to Purchaser, in its sole discretion. [If the Environmental Audit discloses any condition which requires further review or investigation, Purchaser may obtain, at its sole expense, a "Phase 2" environmental audit of the Project.]

    6.3 At all reasonable times from and after the date hereof, Seller shall afford Purchaser and its representatives full and free access to the Project, including, but not limited to, the right to conduct environmental, soil, engineering and other tests and to inspect the mechanical, plumbing and utility systems located at the Project, together with all other aspects of the Project; provided, however, if Purchaser or its representatives enter upon the Project pursuant to the terms hereof, Purchaser agrees to indemnify and hold Seller harmless from all damage caused to any person or the Project as a result of such entry and the negligent acts or omissions of Purchaser or its representatives. In the event the transaction contemplated by this Agreement is not consummated, Purchaser shall restore the Project to its condition prior to Purchaser's test and inspections if changed due to same. Further, Purchaser shall have the right, at its expense, to cause its accountant to prepare audited financial statements of the Seller and its operations at the Project for the calendar years ended December 31, 1994, December 31, 1995 and December 31,

1996, and for the period from January 1, 1997 through the calendar month preceding the Closing Date, and Seller shall cooperate and assist it all respects with the preparation of the audited financial statements. Seller shall furnish to Purchaser and its accountants all financial and other information in its possession or control to enable such accountants to prepare audited financial statements in conformity with Regulation S-X promulgated by the Securities and Exchange Commission ("SEC") and any registration statement, report or disclosure statement filed with, and any rule issued by, the SEC. Seller also shall provide a signed representation letter as prescribed by generally accepted auditing standards as promulgated by the Auditing Standards Divisions of the American Institute of Public Accountants which representation letter is required to enable an independent public accountant to render an opinion on such financial statements.

    6.4 All information or photocopies of Seller's books and records obtained hereby shall be held by Purchaser in strict confidence as to the general public solely for the purpose of evaluating the purchase and financing of the Property under this Agreement. Any documents obtained by Purchaser from Seller in connection with this Agreement shall be returned to Seller (or destroyed, at Seller's election), if this Agreement is terminated prior to Closing.

    6.5 PURCHASER ACKNOWLEDGES THAT IT SHALL HAVE THE OPPORTUNITY TO FULLY INSPECT THE PROJECT AND THE BOOKS AND RECORDS OF THE PROJECT PURSUANT TO SECTION 6 HEREIN, AND THAT UPON ACQUISITION OF THE PROJECT, PURCHASER SHALL BE CONCLUSIVELY DEEMED TO HAVE ACCEPTED THE PROJECT "AS IS, WHERE IS," WITHOUT WARRANTY BY SELLER, EITHER EXPRESS OR IMPLIED, SUBJECT ONLY TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 9 OF THIS AGREEMENT AND AS PROVIDED IN SUCH WARRANTY OF TITLE AS MAY BE CONTAINED IN THE DOCUMENTS TO BE DELIVERED BY SELLER TO PURCHASER AT CLOSING. SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 9 OF THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT PURCHASER HAS NOT AND WILL NOT RELY UPON SELLER AS TO THE CONDITION OF THE PROJECT, OR ANY OF THE MATTERS MADE OR TO BE MADE AVAILABLE TO PURCHASER FOR PURCHASER'S INSPECTION AND EXAMINATION, AND PURCHASER SHALL MAKE SUCH INSPECTIONS AND EXAMINATIONS AS PURCHASER DEEMS ADVISABLE TO DETERMINE THAT ALL OF SUCH MATTERS ARE IN CONDITION ACCEPTABLE TO PURCHASER. SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONTENT, SUITABILITY FOR ANY PURPOSE, ACCURACY, TRUTHFULNESS OR COMPLETENESS OF ANY AUDITS, REPORTS OR STUDIES PREPARED BY THIRD PARTIES (HEREIN COLLECTIVELY REFERRED TO AS THE "EXPERT REPORTS"); ANY RELIANCE UPON SUCH EXPERT REPORTS SHALL BE AT THE SOLE RISK OF PURCHASER AND PURCHASER HEREBY EXPRESSLY WAIVES ANY RIGHT OF RECOVERY OR SET-OFF IT MAY HAVE AGAINST SELLER, ITS EMPLOYEES, AFFILIATES, AGENTS AND REPRESENTATIVES AS A RESULT OF ANY ERRORS OR OMISSIONS THEREFROM. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING.

    7. ASSIGNMENT OF LEASES, PROJECT CONTRACTS AND INTANGIBLES.

    7.1 Seller shall assign to Purchaser on the Closing Date all of Seller's rights under all Tenant Leases covering any portion of the Project and all security and other deposits furnished by tenants under the Tenant Leases. Seller shall deliver to Purchaser all original Tenant Leases and documents and records with respect thereto. Seller shall indemnify, defend and hold harmless Purchaser from and against any loss or damage suffered by Purchaser as the result of any breach of the lessor's obligations under the Tenant Leases which occurred prior to the Closing Date or as a result of the Seller's failure to deliver any tenant security or other deposits to the Purchaser. Purchaser shall indemnify, defend and hold harmless Seller from and against any loss or damage suffered by Seller as the result of any breach of the lessor's obligations under the Tenant Leases which occurs subsequent to the Closing Date.

    7.2 All Project Contracts which Purchaser, in its sole discretion, has elected to accept an assignment of by notice to Seller on or prior to the end of the Investigation Period shall be assigned by Seller to Purchaser on the Closing Date. Seller shall indemnify, defend and hold harmless Purchaser from and against any loss or damage suffered by Purchaser as a result of any breach of Seller's obligations under the Project Contracts which occurred prior to the Closing Date, whether or not Purchaser has elected to take an assignment of the Project Contract, or as a result of the Seller's termination of any Project Contract which is not assigned to Purchaser. Purchaser shall indemnify, defend and hold harmless Seller from and against any loss or damage suffered by Seller as a result of any breach of Purchaser's obligations under the Project Contracts assigned to Purchaser at its request which may occur subsequent to the Closing Date.

    7.3 On the Closing Date, Seller shall assign to Purchaser all of its right, title and interest in and to: (a) all licenses, permits and franchises then held by Seller for the Project which may be lawfully assigned and which may be necessary or desirable, in Purchaser's opinion, to operate the Project; (b) any warranties and guaranties from manufacturers, suppliers and installers pertaining to the Project; (c) the name "Southfork Mobile Home Park" and all variations thereof; (d) the telephone number(s) for all of Seller's telephones installed at the Project; (e) all architectural drawings, plans and specifications and other documents in Seller's possession relating to the development of the Project; (f) all business, operating and maintenance records, reports, notices and other information concerning the Project; and (g) all other intangible property related to the Project (collectively, the "Intangible Property").

    8. ADJUSTMENTS AND PRORATIONS.

    8.1 The following adjustments and prorations shall be made at the Closing between Seller and Purchaser computed to, but not including, the Closing Date.

         (a) Real estate taxes and personal property taxes which are a lien upon or levied against any portion of the Project on or prior to the Closing Date, and all special assessments levied prior to the Closing Date shall be paid by Seller. All current real estate taxes and personal property taxes levied against any portion of the Project shall be prorated and adjusted between the parties in accordance with local custom and practice in Cass County, Missouri, as mutually agreed to by Seller and Purchaser and shall be paid by Seller or Purchaser, as the case may be. If the tax bills for the year of Closing have not been issued by the Closing Date, Seller and Purchaser agree to use 105% of the amount of the taxes for the year immediately preceding the Closing for the purpose of computing the prorations under this Section 7.1(a).

         (b) The amount of all unpaid water and other utility bills, and of all other expenses incurred with respect to the Project, relating to the period prior to the Closing Date, shall be paid by Seller.

         (c) Charges under Project Contracts which are assigned to Purchaser at Purchaser's request shall be paid by Seller, to the extent attributable to the period prior to the Closing Date, and shall be paid by Purchaser, to the extent attributable to the period after the Closing Date, and all charges due under Project Contracts not assigned to Purchaser shall be paid by Seller.

         (d) All rental and other revenues collected by the Seller up to the Closing Date which are allocable to the period subsequent to the Closing Date shall be paid by Seller to Purchaser. To the extent Purchaser collects, within ninety (90) days after the Closing, any rental or revenues allocable to the period prior to the Closing Date including for water and cable television charges billed to tenants, the Purchaser shall pay the same to Seller; provided, however, Purchaser is assuming no obligation whatsoever for the collection of such rentals or revenues and all rentals and revenues collected subsequent to the Closing Date shall always, in the first instance, be applied first to the most current rentals and revenues, if any, then due under the Tenant Leases or otherwise. Purchaser shall have no obligation to remit to Seller any such delinquent rents collected later than ninety (90) days after the Closing.

         (e) All security and other deposits held under the Tenant Leases, together with any interest accrued thereon (to the extent applicable law requires interest to be paid by the holder of such deposits), shall be paid by Seller to Purchaser in accordance with the laws of the State of Missouri or Purchaser shall receive an appropriate credit on the closing statement.

         (f) Any real estate transfer tax, intangible tax, documentary tax, sales taxes, vehicle transfer, sales and use taxes and other taxes or charges levied on the transfer and conveyance of the Project, whether levied on the Land, Improvements, Personal Property or otherwise, shall be paid by Seller.

    8.2 If after the closing either Seller or Purchaser discovers any inaccuracies or errors in the prorations or adjustments done at Closing, Seller and Purchaser shall take all action and pay all sums necessary so that the said prorations and adjustments shall be in accordance with the terms of this Agreement, and the obligations of either party to pay any such amount shall survive the Closing Date.

    9. SELLER'S WARRANTIES.

    9.1 The Seller represents and warrants to the Purchaser as of the date hereof, and as of the Closing Date, the following with the understanding that each of the representations and warranties are material and have been relied on by the Purchaser in connection herewith.

         (a) True, correct and complete copies of the Tenant Leases, including all amendments and documents relating thereto, have been or will be delivered or made available to Purchaser pursuant to Section 6.1(a) hereof; the Rent Roll attached hereto as Exhibit "D", as updated to the Closing Date, is and will be an accurate and complete rent roll describing each of the Tenant Leases, including the name of the tenant, the home site occupied by the tenant, the lease term, monthly rent, delinquencies in rent, deposits paid and any prepaid rent or credits due any tenant; except as set forth in the Rent Roll, each Tenant Lease is in full force and effect and not in default and no events have occurred which, with notice or the passage of time, or both, would constitute such a default; the lessor has performed all of its obligations under each Tenant Lease; and the Tenant Leases have not been modified nor have any concessions been made with respect thereto unless expressly described in the Rent Roll.

         (b) To Seller's knowledge, except as otherwise disclosed in Exhibit "F" attached hereto, Seller has not received any notices of, and Seller, has no knowledge of any violations of any building, zoning, safety, fire, environmental, health or other codes, laws, ordinances or regulations with respect to the Project, the appurtenances thereto or the maintenance, repair or operation thereof, which will not be cured by the Closing Date, at Seller's expense.

         (c) Except as otherwise disclosed in Exhibit "G" attached hereto, Seller has not received notice of and has no knowledge of any existing, pending or threatened litigation or condemnation proceedings or other court, administrative or extra judicial proceedings with respect to or affecting the Project or any part thereof.

         (d) Except as otherwise disclosed in Exhibit "H" attached hereto, Seller has no knowledge of any assessments, charges, paybacks, or obligations requiring payment of any nature or description against the Project which remain unpaid, including, but not limited to, those for sewer, water or other utility lines or mains, sidewalks, streets or curbs. Seller has no knowledge of any public improvements having been ordered, threatened, announced or contemplated with respect to the Project which have not heretofore been completed, assessed and paid for.

         (e) True and complete copies of all Project Contracts for the Project, if applicable, and all amendments thereto have been delivered or made available to Purchaser pursuant to Section 6.1 above; all Project Contracts are in full force and effect and not in default; all Project Contracts are listed in Exhibit "I" attached hereto; and except as described in Exhibit "I", there are no Project Contracts in force with respect to the Project which are not subject to cancellation upon not more than thirty (30) days notice without premium or penalty.

         (f) Seller is the lawful owner of the Project and holds insurable and marketable title to the Project, free and clear of all liens and encumbrances other than the Permitted Exceptions and Removable Liens. The Seller will have on the Closing Date the power and authority to sell the Project to Purchaser and perform its obligations in accordance with the terms and conditions of this Agreement, and each person who executes this Agreement and all other instruments and documents in connection herewith, has or will have due power and authority to so act. On or before the Closing Date, the Seller will have complied with all applicable statutes, laws, ordinances and regulations of every kind or nature, in order to effectively convey and transfer all of Seller's right, title and interest in and to the Project to Purchaser in the condition herein required.

         (g) Since the date on which the Seller commenced doing business at the Project, it has been insured with respect to risks normally insured against, and in amounts adequate to safeguard the Project.

         (h) Neither this Agreement nor anything provided to be done herein by Seller, including, without limitation, the conveyance of all of the Seller's right, title and interest in and to the Project as herein contemplated, violates or will violate the Seller's governing documents or any contract, agreement or instrument to which the Seller is a party or bound and which affects the Project.

         (i) Seller has contracted for the furnishing of labor or materials to the Project in connection with certain road repairs as described in Exhibit K ("Work") which is anticipated to be paid for in full prior to the Closing Date, unless the Work has not been completed by Closing, in which event the Purchaser shall receive a credit at Closing to the Purchase Price for the amount remaining unpaid for the Work, and Seller shall assign the contract for the Work to Purchaser and shall obtain the consent to such assignment from the contractor, and if any claim is made by any party for the payment of any amount due for the furnishing of labor and/or materials to the Project or Seller prior to the Closing Date and a lien is filed against the Project as a result of furnishing such materials and/or labor, Seller will immediately pay the said claim and discharge the lien.

         (j) All utility services, including water, sanitary sewer, gas, electric, telephone and cable television facilities, are available to the Project and each home site in sufficient quantities to adequately service the Project at full occupancy; and to the Seller's knowledge there are no existing, pending or threatened plans, proposals or conditions which could cause the curtailment of any such utility service.

         (k) To Seller's knowledge, the Project was constructed in conformity with all governmental rules, regulations, laws and ordinances applicable at the time the Project was constructed, all Permitted Exceptions, and all development orders and other requirements imposed by governmental authorities; provided, however Seller did not construct the Project and Seller has been involved in litigation with the Project contractor, engineer and others regarding the construction of the Project as more particularly described on Exhibit "K" attached hereto. [Other than the specific representations and warranties set forth in this Section 9, due to the information disclosed in Exhibit "K" attached hereto, Seller makes no representation or warranty as to the condition of the mechanical, electrical, plumbing, utility and other systems necessary for the operation of the Project, including, without limitation, all underground utility lines, water wells and roads or as to the existence of any structural or physical defects in and to the Project. Notwithstanding the foregoing, Seller has disclosed to Purchaser any structural or physical defects in the Project or any material defects or problems with the systems identified in the foregoing sentence of which Seller has actual knowledge.]

         (l) Attached hereto as Exhibit "L" is a true and complete list of all persons employed by the Seller or the manager of the Project in connection with the operation and maintenance of the Project as of the date hereof, including name, job description, term of employment, average hours worked per week, current pay rate, a list of all material employee benefits provided such employees. Except as provided in any employment contract furnished to Purchaser, all such employees are terminable at will.

         (m) The Project consists of 482 manufactured home sites, approximately 80 acres of Land, and the improvements, amenities and recreational facilities listed in Exhibit "M" attached hereto and made a part hereof . Attached hereto as Exhibit "N" is occupancy rate from 6/92 through 11/10/97, and occupancy data as of 11/10/97. Except as set forth on Exhibit "N", all unoccupied manufactured home sites which exist at the date of Closing, if any, will be in leasable condition without it being necessary to make any further improvements to permit a tenant to take possession of, and install a manufactured home on, such home site in accordance with the Seller's standard form lease and the rules and regulations applicable to the Project.

         (n) To the Seller's knowledge, Seller has delivered or made available to Purchaser copies of, all licenses, certificates, permits and authorizations from any governmental authority of any kind which is required to develop, operate, use and maintain the Project as a manufactured home park; and to Seller's knowledge all such licenses, certificates, permits and authorizations are in full force and effect and on the Closing Date shall, to the extent legally assignable or transferable, be transferred or assigned to Purchaser. Seller shall take all steps and execute all applications and instruments reasonably necessary to achieve such transfer or assignment.

         (o) Exhibit "B" attached hereto contains a true and complete list of all Personal Property used in the operation of the Project; such Personal Property is in good working condition and adequate for the operation of the Project at full occupancy; and the Seller will not sell, transfer, remove or dispose of any item of Personal Property from the Project on or prior to the Closing Date, unless such item is replaced with a similar item of no lesser quality or value.

         (p) To Seller's knowledge, there has not been, and prior to the Closing Date will not be, discharged, released, generated, treated, stored, disposed of or deposited in, on or under the Project, and to the best of the Seller's knowledge based upon the Phase 1 Environmental Site Assessment dated August 6, 1997, prepared by Terracon Environmental, Inc., the Project is free of and does not contain, any "toxic or hazardous substance", asbestos, urea formaldehyde insulation, PCBs, radioactive material, flammable explosives, underground storage tanks, or any other hazardous or contaminated substance (collectively, the "Hazardous Materials") prohibited, limited or regulated under the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, or under any other applicable federal, state or local statutes, regulations or ordinances (collectively the "Environmental Laws"). The Seller has no knowledge of any suit, action or other legal proceeding arising out of or related to any Environmental Laws with respect to the Project which is pending or threatened before any court, agency or government authority, and Seller has not received any notice that the Project is in violation of the Environmental Laws.

         (q) Attached hereto as Exhibit "O" are the balance sheets of the Seller as at December 31, 1994, December 31, 1995, and December 31, 1996, and profit and loss statements for the Seller for the 12-month periods ending December 31, 1994, December 31, 1995, and December 31, 1996 and the ten (10) month period ending October 31, 1997 (collectively, the "Financial Statements"). The Financial Statements are true, correct and complete in all material respects, present fairly and accurately the financial position of the Seller and the operation of the Project as at such dates and the results of its operations and earnings for the periods indicated thereon, and have been prepared in accordance with the accounting basis used for federal income taxes consistently applied throughout the periods indicated.

         (r) Seller has delivered or will deliver to Purchaser true, correct and complete copies of the information and material referenced in Section 6.1 hereof. To Seller's knowledge, nothing contained in this Agreement, the Exhibits attached hereto or the information and material delivered or to be delivered to Purchaser pursuant to the terms hereof, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. Seller has not received any written notice of any fact which would materially adversely affect the Project or the operation thereof which is not set forth in this Agreement, the Exhibits hereto, or has not otherwise been disclosed to Purchaser in writing.

    9.2 The provisions of Section 9.1 and all representations and warranties contained therein shall be true as of the Closing Date and shall survive the closing of the transaction contemplated herein and the conveyance of the Project to Purchaser for a period of one (1) year ("Survival Period").

    9.3 In the event of a breach with respect to any representation or warranty made by Seller under Section 9 of this Agreement, the Purchaser shall be entitled to pursue a claim with respect to such breach as it relates to the Project if and only if (i) written notice of such breach is given to the Seller on or prior to the expiration of the Survival Period for such breach, and (ii) the breached representation and warranty is of the nature that the breach may be cured, Seller shall have a period of thirty (30) days to cure such breach, or if incapable of cure within 30 days, for so long as Seller is diligently undertaking to cure such breach, but in no event longer than 90 days. During such cure period Purchaser shall not pursue its claim against Seller which respect to such breach; provided, however, Purchaser shall not be so precluded from pursuing its claim during the cure period if the Project or its operation is materially and adversely affect by the event or occurrence which is the basis for the claim, or an action must be filed to avoid expiration of the applicable statute of limitations.

    10. CONDITIONS.

    10.1 Purchaser's obligation to consummate the purchase of the Project is expressly conditioned upon the following, each of which constitutes a condition precedent to Purchaser's obligations hereunder which, if not performed or determined to be acceptable to Purchaser on or before the Closing Date (unless a different time for performance is expressly provided herein), shall permit Purchaser, at its sole option, to declare this Agreement null and void and of no further force and effect by written notice to Seller, whereupon the Deposit shall be returned immediately to Purchaser, and neither the Seller nor the Purchaser shall have any further obligations hereunder to the other (provided that Purchaser shall have the right to waive any one or all of said conditions).

         (a) On the Closing Date, title to the Project shall be in the condition required herein, and the Title Company shall be in a position to issue the requisite policy of title insurance pursuant to the Commitment.

         (b) Seller shall have complied with and performed all covenants, agreements and conditions on its part to be performed under this Agreement within the time herein provided for such performance.

         (c) Seller's representations, warranties and agreements contained herein are and shall be true and correct as of the date hereof and as of the Closing Date in all material respects.

         (d) From and after the date hereof to the Closing Date there shall have been no material adverse change in or to the Project or the business conducted thereon which could have an economic effect of $25,000 or more.

         (e) The Environmental Audit or audits furnished to Purchaser pursuant to Section 6.2 shall be satisfactory to the Purchaser in form and content and shall not indicate the presence of any Hazardous Materials on or about the Project or contain any matter or information objectionable to the Purchaser.

         (f) Seller's obligation to consummate the purchase of the Project is expressly conditioned upon Seller's obtaining the requisite approval of its limited partners to the sale of the Project. This constitutes a condition precedent to Seller's obligations hereunder which, if not satisfied within 30 days of the date hereof, shall permit Seller, at its sole option, to declare this Agreement null and void and of no further force and effect by written notice to Purchaser, whereupon the Deposit shall be returned immediately to Purchaser, and neither the Seller nor the Purchaser shall have any further obligations hereunder except pursuant to Sections 6.3 and 6.4.

    11. PERIOD FOR INVESTIGATION.

    11.1 Commencing on the date hereof, the Purchaser shall have a period of thirty (30) days (the "Investigation Period") to inspect and investigate all aspects of the Project, including, without limitation, the physical condition of the Project, all items of income and expense arising from Seller's ownership and operation of the Project, and all documents relating thereto. In the event Seller has failed to deliver or make available to Purchaser any information or materials required to be made available by it (including, but not limited to, the information and material required by Section 6.1, the Commitment, the Survey and the Environmental Audit) within the time required hereunder, the Investigation Period shall be extended for a period of time equal to the number of days from the required delivery date of each such item to the actual date of delivery of all such items. At any time prior to the expiration of the Investigation Period, as the same may have been extended pursuant to the provisions of this Section 11.1, and for any reason whatsoever, Purchaser may, at its option and in its sole and absolute discretion, terminate this Agreement and receive a refund of the Deposit.

    11.2 If Purchaser notifies Seller in writing prior to the expiration of the Investigation Period, as the same may be extended, that it waives its right to terminate this Agreement as provided in Section 11.1 above (the "Investigation Notice"), its right under Section 11.1 to terminate this Agreement shall expire. If Purchaser does not send the Investigation Notice to Seller prior to the expiration of the Investigation Period, as the same may be extended, Purchaser, without further action, shall be deemed to have elected to terminate this Agreement, the Deposit shall be returned to Purchaser, and Purchaser and Seller shall have no further obligation to the other hereunder.

    12. OPERATION OF PROJECT.

    12.1 From and after the date hereof to the Closing Date, Seller shall: (a) continue to maintain, operate and conduct business at the Project in substantially the same manner as prior to the date hereof; (b) perform all regular and emergency maintenance and repairs with respect to the Project; (c) keep the Project insured against all usual risks and will maintain in effect all insurance policies now maintained on the same; (d) not sell, assign or convey any right, title or interest in any part of the Project; and (e) not change the operation or status of the Project in any manner reasonably expected to impair or diminish its value; provided, however: (i) no Tenant Lease shall be executed or extended for a term in excess of one year; (ii) no Tenant Lease shall be executed or extended at a rental rate that is less than the present rental for such space within the Project; and (iii) Seller shall at or prior to the Closing Date furnish Purchaser with a copy of each new or renewal lease.

    12.2 The Purchaser shall have the right, but not the obligation, to hire those employees of the Seller and the Project's management agent who worked at or provided services to the Project, effective as of the Closing Date. Upon the consummation of the transactions contemplated herein, such employees will remain employees of Seller or the manager unless expressly retained by Purchaser, and all compensation and fees due such employees, including any amount payable or that becomes payable as a result of the termination of the employees, and all costs and taxes attributable to such employment, shall be paid by Seller or the manager, as the case may be. Effective as of the Closing Date, the Seller shall terminate the existing manager of the Project and any Project Contracts not assigned to Purchaser.

    12.3 In order to assure to Purchaser the value of the Project and goodwill being purchased hereunder, each of Seller, and its general partners, (collectively, the "Restricted Parties") for themselves and their affiliates, agree that, for a period of three years after the Closing Date, no such person or entity will engage in the development, ownership or operation of any manufactured housing or mobile home community located within 25 miles of the Project, whether such operation involves the lease or sale of sites or lots therein, and whether such development, ownership or operation is direct or is indirect, through one or more entities, contractual relationships or familial relationships, and whether such development, ownership or operation is as owner, principal, agent, partner, shareholder, officer, director, member, trustee, beneficiary, employer, employee, consultant, manager, lessor, lessee or otherwise. The Seller recognizes that irreparable harm will result to the Purchaser in the event of the violation of any of the covenants contained in this Section 12.3, and agrees that in the event of any such violation, the Purchaser shall be entitled, in addition to its other legal and equitable remedies and damages, to temporary and permanent injunctive relief to restrain the Restricted Parties from committing any such violations. At Closing, the Seller shall execute and deliver, and cause the Restricted Parties to execute and deliver, an agreement confirming their covenants herein.


    13. DESTRUCTION OF PROJECT.

    13.1 In the event any part of the Project shall be damaged or destroyed prior to the Closing Date, Seller shall notify Purchaser thereof, which notice shall include a description of the damage and all pertinent insurance information. If the use or occupancy of the Project is materially affected by such damage or destruction or the cost to repair such damage or destruction exceeds Fifty Thousand Dollars ($50,000.00), Purchaser shall have the right to terminate this Agreement by notifying Seller within thirty (30) days following the date Purchaser receives notice of such occurrence, whereupon the Deposit shall be returned immediately to

Purchaser, and Seller and Purchaser shall not have any further obligation hereunder to the other. If Purchaser does not elect to terminate this Agreement, or shall fail to notify Seller within the said thirty (30) day period, on the Closing Date Seller shall assign to Purchaser all of Seller's right, title and interest in and to the proceeds of the fire and extended coverage insurance presently carried by or payable to Seller.

    14. CONDEMNATION.

    14.1 If, prior to the Closing Date, either Seller or Purchaser receives or obtains notice that any governmental authority having jurisdiction intends to commence or has commenced proceedings for the taking of any portion of the Project by the exercise of any power of condemnation or eminent domain, or notice of any such taking is recorded among the public records of the State of Missouri or Cass County, Purchaser shall have the option to terminate this Agreement by notifying Seller within thirty (30) days following Purchaser's receipt of such notice, in which event the Deposit shall be returned immediately to Purchaser, and Seller and Purchaser shall not have any other or further liability or responsibility hereunder to the other. If Purchaser does not elect to terminate this Agreement or shall fail to notify Seller within the thirty
(30) day period, Purchaser shall close the transaction as if no such notice had been received, obtained or recorded or proceedings commenced, and in such event, any proceeds or awards made in connection with such taking shall be the sole property of the Purchaser.

    15. DEFAULT BY SELLER OR PURCHASER.

    15.1 In the event Seller shall fail to perform any of its obligations hereunder, Purchaser may, at Purchaser's option and in addition to all other rights available at law or in equity: (i) terminate this Agreement by written notice delivered to Seller at or prior to the Closing Date and receive a full refund of the Deposit; or (ii) obtain specific performance of the terms and conditions hereof; or (iii) waive Seller's default and proceed to consummate the transactions with Seller, without a reduction in the Purchase Price.

    15.2 In the event Purchaser does not elect to terminate this Agreement as permitted herein and the conditions precedent to Purchaser's obligation to purchase the Project have been satisfied or waived by Purchaser, and thereafter Purchaser fails to purchase the Project on the Closing Date in accordance with the terms of this Agreement, Seller shall be entitled to terminate this Agreement and have delivered to Seller, as liquidated damages, the Deposit, the same being Seller's sole remedy, and Purchaser shall have no further or other liability hereunder. Seller and Purchaser agree that in the event of a default by the Purchaser under this Agreement, the Seller's damages would be difficult or impossible to ascertain, and the amount of the Deposit represents a reasonable estimate of such damages.

    16. DEPOSIT.

    16.1 Within five (5) days after the complete execution of this Agreement, the Purchaser shall deliver the sum of Fifty Thousand and 00/100 ($50,000.00) Dollars (the "Deposit") to the Title Company (the "Escrow Agent"), to be held and disbursed pursuant to the terms of an Escrow Agreement in the form of Exhibit "P" attached hereto and made a part hereof, which shall be executed and delivered by the Seller, Purchaser and Escrow Agent. All interest earned on the Deposit shall belong to the Purchaser. If Purchaser terminates this Agreement pursuant to any right of termination provided for herein, the Deposit shall be returned to Purchaser.

    17. LIABILITY AND INDEMNIFICATION.

    17.1 Purchaser does not and shall not assume any liability for any claims arising out of the occurrence of any event or the existence of any condition prior to the Closing Date with respect to the Project.

    17.2 From and after the Closing Date, Seller agrees to indemnify, defend and hold harmless Purchaser, and Purchaser's successors and assigns, from and against any and all claims, penalties, damages, liabilities, actions, causes of action, costs and expenses (including attorneys' fees), arising out of, as a result of or as a consequence of: (i) any property damage or injuries to persons, including death, which occurred at the Project prior to the Closing Date or in connection with the Seller's use, possession, operation, repair and maintenance of the Project prior to the Closing Date; (ii) any breach by Seller of any of its representations, warranties, or obligations set forth herein or in any other document or instrument delivered by Seller in connection with the consummation of the transactions contemplated herein; or (iii) clean up costs and future response costs incurred by Purchaser under the Environmental Laws arising with respect to or in connection with a condition which existed or any event which occurred during Seller's ownership of the Project.

    18. CLOSING.

    18.1 Subject to the provisions of Sections 5.1 and 10, the closing ("Closing") of the transaction contemplated herein shall take place within ten
(10) days after the expiration of the Investigation Period (the "Closing Date"); provided, however, that if the items to be delivered to Purchaser by Seller pursuant to Section 4 and 10(e) are not delivered by the dates set forth therein, the Closing Date shall be extended for a period of time equal to the number of days from the required delivery date of each such item to the actual delivery of all such items. The Closing Date shall be designated by Purchaser on not less than five (5) days prior written notice to Seller. The Closing shall be held at the office of the Title Company, or on or at such other time or place as Purchaser and Seller shall agree upon.

    18.2 At Closing:

         (a) Seller shall execute and deliver a Special Warranty Deed in recordable form conveying to Purchaser marketable and insurable title to the Land and Improvements, subject only to the Permitted Exceptions.

         (b) Seller shall execute and deliver a Warranty Bill of Sale conveying the Personal Property to Purchaser, free and clear of any liens or encumbrances other than the Permitted Exceptions, and Seller shall execute and deliver to Purchaser, in proper form for transfer, the Certificates of Title pertaining to all vehicles and manufactured homes, if any, being conveyed to Purchaser hereunder.

         (c) Seller and Purchaser shall execute and deliver, in form and content satisfactory to Purchaser and Seller, and pursuant to Sections 7.1, 7.2 and
    7.3 hereof, an Assignment and Assumption Agreement (the "Assignment"), transferring to Purchaser all of Seller's right, title and interest in and to: (i) the Tenant Leases and all deposits relating thereto; (ii) the Project Contracts which Purchaser has elected to have assigned; and (iii) the Intangible Property. The Assignment shall provide for Seller to indemnify, defend and hold harmless Purchaser from and against any loss or damage suffered by Purchaser as the result of any breach of Seller's obligations under the assumed Project Contracts or lessor's obligations under the Tenant leases which occurred prior to the Closing Date, and for Purchaser to indemnify, defend and hold harmless Seller from and against any loss or damage suffered by Seller as the result of any breach of Purchaser's obligations under the assumed Project Contracts or lessor's obligations under the Tenant leases which occurred subsequent to the Closing Date.

         (d) Seller shall cause the Commitment referred to in paragraph 4.1 hereof to be recertified and updated to the Closing Date, and shall cause the policy of title insurance to be issued to Purchaser pursuant to such updated Commitment together with such endorsements thereto as Purchaser shall request, at Seller's sole cost.

         (e) Purchaser shall deliver to Seller the Purchase Price adjusted as provided in this Agreement, by certified or cashier's check or wire transfer of immediately available funds to Seller's designated financial institution.

         (f) Seller shall deliver to Purchaser a certificate confirming the truth and accuracy of Seller's representations and warranties hereunder, and the Rent Roll, updated to the Closing Date, and prospectus for the Project then in effect, shall be certified as true and correct in all respects.

         (g) Seller and Purchaser shall execute and cause to be delivered to tenants under the Tenant Leases and all other interested parties written notice of the sale of the Project to Purchaser together with such other information or instructions as Purchaser and Seller shall deem appropriate.

         (h) Seller shall deliver to Purchaser originals of: (i) the Tenant Leases, including all amendments thereto and modifications thereof; (ii) all Project Contracts assigned to Purchaser; (iii) all architectural plans and specifications and other documents in Seller's possession pertaining to the development of the Project; and (iv) all collection, expense and business records and such other documentation reasonably necessary for Purchaser to continue the operation of the Project.

         (i) Seller shall deliver to Purchaser certified copies of resolutions of the general partner of the Seller, authorizing and approving the transaction contemplated by this Agreement, and authorizing and directing the execution and delivery of this Agreement and all documents and instruments to be executed and delivered by the Seller pursuant to the terms hereof, certified by an authorized officer of the general partner of Seller as being true and correct, together with an incumbency certificate from the secretary of the general partner, certifying as to the power and authority of the officers of the general partner of Seller who have executed documents in connection with the transactions contemplated herein. Seller shall also provide evidence that it has received the requisite consent of its limited partners to the sale of the Project.

         (j) Seller shall deliver to Purchaser an affidavit, in form acceptable to Purchaser, executed by the Seller, certifying that the Seller and all persons or entities holding an interest in the Seller are not non-resident aliens or foreign entities, as the case may be, such that the Seller and such interest holders are not subject to tax under the Foreign Investment and Real Property Tax Act of 1980.

         (k) Purchaser shall deliver to Seller certificates or such other instruments reasonably necessary to evidence that the execution and delivery of this Agreement and all documents to be executed and delivered by Purchaser hereunder, have been authorized by Purchaser and that all persons or entities who have executed documents on behalf of Purchaser in connection with the transaction have due authority to act on behalf of the Purchaser.

         (l) Seller shall execute and deliver to Purchaser a discontinuation of any assumed name certificate whereby Seller has reserved the right to conduct business under the name "Southfork Mobile Home Park" or any variation thereof and, if necessary, in order for Purchaser to use the name "Southfork Mobile Home Park," Seller shall change its name.

         (m) Seller and the Restricted Parties shall execute and deliver to Purchaser the agreements confirming the covenants set forth in Section 12.3 of this Agreement.

         (n) The Seller and Purchaser shall each deliver to the other such other documents or instruments as shall reasonably be required by such party, its counsel or the Title Company to consummate the transaction contemplated herein and/or to cause the issuance of the policy of title insurance which, in all events, shall not increase such party's liability hereunder or decrease such party's rights hereunder.

         (o) The Seller shall deliver to the Purchaser an opinion of its counsel, addressed to the Purchaser and satisfactory to the Purchaser in form and substance, to the effect that this Agreement and the performance of the Seller's obligations hereunder, has been duly authorized in accordance with the Seller's governing documents and does not violate the Seller's governing documents or any contract, agreement or instrument to which the Seller is a party or bound and which affects the Project.

    19. COSTS.

    19.1 Purchaser and Seller shall each be responsible for their own counsel fees and travel expenses. Seller shall pay all other costs and expenses incurred in connection with the transaction contemplated herein, including, but not limited to, documentary, intangible and transfer taxes due on the conveyance of the Project to Purchaser, sales, transfer and other taxes due on the transfer of any vehicles and manufactured homes to Purchaser, title insurance premiums for the Purchaser's policy of title insurance, the cost of the Survey and Environmental Audit and all recording and filing fees. Escrow fees, if any, shall be borne equally by Seller and Purchaser.

    20. BROKERS.

    20.1 Purchaser and Seller represent and warrant to the other that they have not had any direct or indirect dealings with any real estate brokers, salesmen or agents in connection with the Project, or the transactions contemplated herein, except The Lutz Companies. (the "Broker"), whose commission shall be paid by the Seller. In consideration of said warranty, Purchaser agrees with Seller that it will pay, and will defend and hold Seller harmless from and against any and all finder's and/or broker's commissions due or claimed to be due on account of the transactions contemplated herein and arising out of contracts made by Purchaser, and Seller agrees with Purchaser that it will pay, and will defend and hold Purchaser harmless from and against any and all finder's and/or broker's commissions due or claimed to be due on account of the transactions contemplated herein and arising out of contracts made by Seller (including, but not limited to, contracts with or claims of the Broker).

    21. ASSIGNMENT.

    21.1 Purchaser hereby reserves the right, on or before the Closing Date, to assign all of its right, title and interest in and to this Agreement or to transfer its interest in the Project to any other person or entity, and upon notice of such assignment to Seller, all terms and conditions hereof shall apply equally to such assignee as if the assignee was the original party hereto.

    22. CONTROLLING LAW.

    22.1 This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Missouri.

    23. ENTIRE AGREEMENT.

    23.1 This Agreement, the Escrow Agreement, and the Exhibits attached hereto constitute the entire agreement between the parties hereto with respect to the transactions herein contemplated, and supersedes all prior agreements, written or oral, between the parties relating to the subject matter hereof. Any modification or amendment to this Agreement shall be effective only if in writing and executed by each of the parties hereto.

    24. NOTICES.

    24.1 Any notice from Seller to Purchaser or from Purchaser to Seller shall be deemed duly served (i) when personally served, (ii) three (3) days after deposited in the U.S. certified mail, return receipt requested, (iii) upon receipt, if sent by telephone facsimile on a business day before 4pm recipient party's time, otherwise the next business day, with facsimile machine sheet verifying transmission, or (iv) one (1) business day after sent via "overnight" courier service, addressed to such party as follows:

    If to Seller:                      Southfork Growth & Income Fund,
                                       Kansas City, Ltd.
                                       750 N. St. Paul, Suite 200
                                       Dallas, Texas 75201
                                       Attn:  Larry E. Levey
                                       Fax No. (214) 953-1160

    With a copy to:                    Janet K. Carlson
                                       750 N. St. Paul, Suite 200
                                       Dallas, Texas 75201
                                       Fax No. (214) 953-1161

    If to Purchaser:                   Sun Communities, Inc.
                                       31700 Middlebelt, Suite 145
                                       Farmington Hills, Michigan  48334
                                       Attn:  Mr. Gary A. Shiffman
                                       Fax No. (810) 932-3072

    With a copy to:                    Gail A. Anderson
                                       Jaffe, Raitt, Heuer & Weiss
                                       Professional Corporation
                                       One Woodward Avenue, Suite 2400
                                       Detroit, Michigan 48226
                                       Fax No. (313) 961-8358

Either party hereto may change the name and address of the designee to which notice shall be sent by giving written notice of such change to the other party hereto as hereinbefore provided.

    25. BINDING.

    25.1 The terms hereof shall be binding upon and shall inure to the benefit of the parties hereto, their successors, transferees and assigns.

    26. PARAGRAPH HEADINGS.

    26.1 The captions in this Agreement are inserted for convenience of reference and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

    27. DAYS AND DEADLINES.

    27.1 As used in this Agreement, "days" shall mean and refer to calendar days, and "business days" shall mean and refer to days which are not a Saturday, Sunday or legal banking holiday in the State of Missouri or the State of Michigan. However, if a deadline falls or notice is required on a Saturday, Sunday, or a legal banking holiday in the State of Missouri or the State of Michigan, then the deadline or notice shall be extended to the next calendar day which is not a Saturday, Sunday, or a legal banking holiday.

    28. SURVIVAL AND BENEFIT.

    28.1 Except as otherwise expressly provided herein, each agreement, representation or warranty made in this Agreement by or on behalf of either party, or in any instruments delivered pursuant hereto or in connection herewith, shall survive the Closing Date and the consummation of the transactions provided for herein.

    28.2 The covenants, agreements and undertakings of each of the parties hereto are made solely for the benefit of, and may be relied on only by, the other party hereto, their transferees and assigns, and are not made for the benefit of, nor may they be relied upon, by any other person whatsoever.

    28.3 This Agreement shall not be construed more strictly against one party then against the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

    29. COUNTERPARTS.

    29.1 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed one in the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                         SELLER:

                                         SOUTHFORK  GROWTH & INCOME  FUND-KANSAS
                                         CITY, LTD. A TEXAS LIMITED PARTNERSHIP

                                         By: Mobile Home Communities of America,
                                         Inc.,  a  Texas corporation, General
                                         Partner

IN THE PRESENCE OF:

                                         By:
--------------------------                  ------------------------------------
                                               Larry E. Levey
--------------------------
                                         Its: Senior Vice President


                                         PURCHASER:

                                         SUN COMMUNITIES OPERATING LIMITED
                                         PARTNERSHIP, a Michigan limited
                                         partnership

                                         By: Sun Communities, Inc., its General
                                            Partner


                                         By:
--------------------------                  ------------------------------------

                                         Its:
-------------------------                    -----------------------------------

                                       LIST OF EXHIBITS

                  EXHIBIT                DESCRIPTION

                   A.             Legal Description of Land

                   B.             Schedule of Personal Property

                   C.             Allocation of Purchase Price

                   D.             Rent Roll

                   E.             Survey Certification

                   F.             Violations (Section 9.1(b))

                   G.             Litigation and Condemnation Proceedings
                                              (Section 9.1(c))

                   H.             Assessments and Other Charges (Section 9.1(d))

                   I.             Project Contracts (Section 9.1(e))

                   J.             Intentionally Deleted

                   K.             Maintenance Problems (Section 9.1(k))

                   L.             List of Employees (Section 9.1(l))

                   M.             List of Facilities (Section 9.1(m))

                   N.             Occupancy Data (Section 9.1(m))

                   O.             Seller's Financial Statements

                   P.             Form of Escrow Agreement